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                                                                    EXHIBIT 11.1



                           SOFTWARE SPECTRUM, INC.
                  COMPUTATION OF PRIMARY EARNINGS PER SHARE



                                                    Year Ended March 31
                                         -------------------------------------
                                            1996         1995          1994
                                          --------     ---------     --------
Net Income                               $7,366,000   $8,788,000    $7,004,000
                                         ==========   ==========    ==========

Shares as adjusted:                       4,196,173    4,168,829     4,145,418
Average number of shares outstanding

Incremental shares from outstanding
stock options                                63,526       47,885        70,394
as determined under the treasury stock
method using average market price

Shares as adjusted                        4,259,699    4,216,714     4,215,812
                                         ==========   ==========    ==========

Primary earnings per share                    $1.73        $2.08         $1.66
                                              =====        =====         =====
